Exhibit 10.9

EMPLOYMENT, CONFIDENTIALITY AND NONCOMPETE AGREEMENT

This Employment, Confidentiality and Noncompete Agreement (“Agreement”) is made and entered into effective as of the 3rd day of  December 2012, by and between Build-A-Bear Workshop, Inc., a Delaware corporation (“Company”), and Kenneth Wine (“Employee”).

WHEREAS, Company desires to employ and Employee desires to be employed as the Chief Merchandise Bear of Company.

WHEREAS, Company has pioneered the retail concept of “make your own” stuff plush toys, including animals and dolls, and is engaged in, among other things, the business of  production, marketing, promotion and distribution of plush stuff toys, clothing, accessories and similar items, including without limitation, the ownership, management, franchising, leasing and development of retail stores in which the basic operation is the selling of such items, and the promotion of the related concepts and characters through merchandising and mass media.  The Company is headquartered and its principal place of business are located in, and this Agreement is being signed in, St. Louis, Missouri.

WHEREAS, Company conducts business in selected locations throughout the United States and internationally directly and through franchise arrangements.

WHEREAS, Company has expended a great deal of time, money and effort to develop and maintain its proprietary Confidential Information (as defined herein) which is material to Company and which, if misused or disclosed, could be very harmful to Company’s business.

WHEREAS, the success of Company depends to a substantial extent upon the protection of its Confidential Information and goodwill by all of its employees.

WHEREAS, Company compensates its employees to, among other things, develop and preserve goodwill with its customers, landlords, suppliers and partners on Company’s behalf and business information for Company’s ownership and use.

WHEREAS, if Employee were to leave Company, Company, in all fairness, would need certain protections in order to prevent competitors of Company from gaining an unfair competitive advantage over Company or diverting goodwill from Company, or to prevent Employee from misusing or misappropriating the Confidential Information.

NOW, THEREFORE, in consideration of the compensation and other benefits of Employee’s employment by Company and the recitals, mutual covenants and agreements hereinafter set forth, Employee and Company agree as follows:

1.             Employment Services.

(a)           Employee is hereby employed by Company, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. Employee shall serve as Chief Merchandise Bear during the Employment Period, on a full-time basis.  Employee shall carry out such duties as are assigned to him by Company’s Chief Executive Bear.

(b)           Employee agrees that throughout Employee’s employment with Company, Employee will (i) faithfully render such services as may be delegated to Employee by Company, (ii) devote substantially all of Employee’s entire business time, good faith, best efforts, ability, skill and attention to Company’s business, and (iii) follow and act in accordance with all of the rules, policies and procedures of Company, including but not limited to working hours, sales and promotion policies, and specific Company rules.  Company further agrees that it shall not during the Initial Term of this Agreement require Employee to relocate his residence outside of the St. Louis metropolitan area.

(c)           “Company” means Build-A-Bear Workshop, Inc. or one of its Subsidiaries, whichever is Employee’s employer.  The term “Subsidiary” means any corporation, joint venture or other business organization in which Build-A-Bear Workshop, Inc. now or hereafter, directly or indirectly, owns or controls more than fifty percent (50%) interest.

2.             Term of Employment.  The term of this Agreement shall commence on the date first set forth above, and shall end on the third anniversary hereof, unless sooner terminated as provided in Section 4 hereof (the “Initial Term”).  Following the Initial Term, this Agreement shall renew for successive one-year periods (each a “Renewal Period”; collectively, the Initial Term and each Renewal Period, the “Employment Period”), unless either party notifies the other party of its decision not to renew the Agreement at least 30 days prior to the third anniversary date or the expiration of any Renewal Period, or unless the Agreement is sooner terminated as provided in Section 4 hereof.  For the avoidance of doubt, if either party provides notice of non-renewal of the Agreement at least 30 days prior to the end of the Initial Term or the end of any Renewal Period, then the Agreement shall expire.

3.             Compensation.

(a)           Base Salary.  During the Employment Period, Company shall pay Employee as compensation for his services an annual base salary of not less than Three Hundred Thousand Dollars ($300,000), payable in accordance with Company’s usual practices.  Employee’s annual base salary rate shall be reviewed by the Compensation Committee of the Board of Directors (the “Compensation Committee”) at least annually for increase following each fiscal year (beginning with fiscal 2013) so that Employee’s salary will be commensurate for similarly situated executives with firms similarly situated to Company; provided, however, that if Employee’s individualized performance targets (set for each fiscal year by Employee and Employee’s team leader) are achieved, Employee’s annual base salary rate shall not be subject to decrease at any time during the Employment Period and shall be subject to annual increase by no less than the average percentage increase given to all other Company executive employees for such fiscal year (the “Average Increase”).

(b)           Bonus.  Should Company exceed the sales, profits and other objectives established by Compensation Committee for any fiscal year, Employee shall be eligible to receive a bonus for such fiscal year in the amount as determined by the Compensation Committee; provided however the potential bonus opportunity for Employee in any given fiscal year will be set by the Compensation Committee such that, if the Company exceeds its objectives, the Company will pay Employee not less than forty percent (40%) of Employee’s annual base pay for such fiscal year.  Any bonus payable to Employee will be payable in cash, stock or stock options, or combination thereof, all as determined by the Board of Directors or any duly authorized committee thereof, and unless a different payout schedule is applicable for all executive employees of the Company, any such bonus payment will be payable in a single, lump sum payment.  In the event of termination of this Agreement because of Employee's death or disability (as defined by Section 4.1(b)), termination by the Company without Cause pursuant to Section 4.1(c), or pursuant to Employee's right to terminate this Agreement for Good Reason under Section 4.1(d), the bonus criteria shall not change and any bonus shall be pro-rated based on the number of full calendar weeks during the applicable fiscal year during which Employee was employed hereunder and shall be paid at the time and in the form such bonus would have been paid had Employee’s employment continued.  No bonus shall be payable hereunder for any other termination of employment by Executive prior to the last day of a fiscal year.

Such bonus, if any, shall be payable after Company’s accountants have determined the sales and profits and have issued their audit report with respect thereto for the applicable fiscal year, which determination shall be binding on the parties.  Any such bonus shall be paid within seventy-five (75) days after the end of each calendar year, regardless of Employee's employment status at the time payment is due.  If timely payment is not made, the Company shall indemnify the Employee against any additional tax liability that the Employee may incur proximately as a result of the payment being made after the seventy-five day period.

(c)           Equity Awards. Employee may have been granted in the past, and/or may in the future be granted, a certain number of restricted shares and/or stock options to purchase shares of Company’s common stock (the “Common Stock”), pursuant to the terms set forth more particularly in the stock option and/or restricted stock agreements (“Stock Agreement”) used in connection with the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan (or any successor plan) (the “Plan”).  The Plan and applicable Stock Agreement(s) shall govern any grants of restricted shares and/or stock options to purchase shares of Company’s Common Stock.

(d)           Discounts.  Employee and his immediate family will be entitled to a 20% discount for all merchandise purchased at Company’s stores.

(e)           Vacation.  Employee shall be entitled to paid vacation and paid sick leave on the same basis as may from time to time apply to other Company executive employees generally.  Vacations will be scheduled with the approval of Company’s Chief Executive Bear, who may block out certain periods of time during which vacations may not be taken, including preceding Valentine’s Day, preceding Easter, from November 1 through December 31, during Company inventory, and just prior to store openings.  One-third of one year’s vacation (or any part of it) may be carried over to the next year; provided that such carry over is used in the first calendar quarter of the next year.  Unless approved by the Chief Executive Bear, all unused vacation shall be forfeited.  No more than two weeks of vacation can be taken at one time. Employee shall also be entitled to one (1) additional day per calendar year of paid vacation to be taken in the month of his birthday.

(f)           Other.  Employee shall be eligible for such other perquisites as may from time to time be awarded to Employee by Company payable at such times and in such amounts as Company, in its sole discretion, may determine.  All such compensation shall be subject to customary withholding taxes and other employment taxes as required with respect thereto.  During the Employment Period, Employee shall also qualify for all rights and benefits for which Employee may be eligible under any benefit plans including group life, medical, health, dental and/or disability insurance or other benefits (“Welfare Benefits”) which are provided for employees generally at his then current location of employment.  Employee may, in his sole discretion, decline any perquisite, Welfare Benefit, proposed annual salary increase, or bonus payment.

4.             Termination Provisions.

4.1           Termination of Employment.  Prior to the expiration of the Employment Period, this Agreement and Employee’s employment may be terminated as follows:

(a)           Upon Employee’s death;

(b)           By the Company upon thirty (30) day’s prior written notice to Employee in the event Employee, by reason of permanent physical or mental disability (which shall be determined by a physician selected by Company or its insurers and acceptable to Employee or Employee’s legal representative (such agreement as to acceptability not to be withheld unreasonably), shall be unable to perform the essential functions of his position, with or without reasonable accommodation, for six (6) consecutive months; provided, however, Employee shall not be terminated due to permanent physical or mental disability unless or until said disability also entitles Employee to benefits under such disability insurance policy as is provided to Employee by Company, provided however that continued entitlement to disability benefits coverage shall be not required where Employee fails to qualify for benefits coverage continuation due to an act or omission by Employee.

(c)           By the Company with or without Cause.  For the purposes of this Agreement, “Cause” shall mean:  (i) Employee’s engagement in any conduct which, in Company’s reasonable determination, constitutes gross misconduct, or is illegal, unethical or improper provided such conduct brings detrimental notoriety or material harm to Company; (ii) gross negligence or willful misconduct; (iii) any act which results in a conviction for a felony involving moral turpitude, fraud or misrepresentation; (v) a material breach of a material provision of this Agreement by Employee, or (v) failure of Employee to follow a written directive of the Chief Executive Bear or the Board of Directors within thirty (30) days after receiving such notice, provided that such directive is reasonable in scope or is otherwise within the Chief Executive Bear’s or the Board’s reasonable business judgment, and is reasonably within Employee’s control; provided Employee does not cure said conduct or breach (to the extent curable) within thirty (30) days after the Chief Executive Bear or the Board of Directors provides Employee with written notice of said conduct or breach. In the event of termination for Cause, the Employee will be afforded an opportunity prior to the actual date of termination to discuss the matter with the Company.

(d)           By the Employee with or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of a material provision of this Agreement by Company, provided Company does not cure said breach within thirty (30) days after Employee provides the Board of Directors with written notice of the breach or (ii) Company’s issuance of a notice of non-renewal of this Agreement under Section 2, which results in expiration of this Agreement and a failure of Company and Employee to enter into a new written employment agreement.

4.2  Impact of Termination.

(a)           Survival of Covenants.  Upon termination of this Agreement, all rights and obligations of the parties hereunder shall cease, except termination of employment pursuant to Section 4 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 5 through 13 hereof.

(b)           Severance.  In the event during the Employment Period (i) the Company terminates Employee’s employment other than for Cause pursuant to Section 4.1(c) or (ii) the Employee terminates his employment for Good Reason pursuant to Section 4.1(d), the Company shall continue his base salary for a period of twelve (12) months from termination, such payments to be reduced by the amount of any compensation from a subsequent employer during such period.  Employee shall accept these payments in full discharge of all obligations of any kind which Company has to him except obligations, if any (i) for post-employment benefits expressly provided under this Agreement and/or at law, (ii) to repurchase any capital stock of Company owned by Employee (as may or may not be set forth in the applicable stock agreement); or (iii) for indemnification under separate agreement by virtue of Employee’s status as a director/officer of the Company.  Employee shall also be eligible to receive a bonus with respect to the year of termination as provided in Section 3(b).

Notwithstanding anything herein to the contrary, in the event that Employee is determined to be a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.  Any payments that would have been made during such 6-month period shall be made in a lump sum on the first payroll date which is more than six months following the date Employee separates from service with Company.

(c)           Termination due to Employee Non-Renewal of Term or Termination by Employee without Good Reason.  If the Agreement expires either at the end of the Initial Term or at the end of any Renewal Period, due to the issuance of notice of non-renewal by Employee under Section 2, then no severance under Section 4(b) shall be paid to the Employee and his employment shall terminate upon the anniversary date.  If Employee terminates his employment without Good Reason, then no severance under 4.2(b) shall be paid to Employee and his employment shall terminate on the effective date of such termination.

(d)           Welfare Benefits.  Upon termination or expiration of this Agreement for any reason, Employee shall be provided with such Welfare Benefits continuation notices, rights and obligations as may be required under federal or state law (including COBRA).  During the period that Welfare Benefits are continued under COBRA, the Company shall continue to pay the Company’s portion of the medical plan premium for the benefit of Employee.

5.              Confidential Information.

(a)           Employee agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Employee to perform Employee’s employment responsibilities for Company, any of Company’s proprietary Confidential Information.

(b)           Employee acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into his possession or knowledge (whether before or after the date of this Agreement) and which was obtained from Company, or obtained by Employee for or on behalf of Company, and which is identified herein (the “Confidential Information”) is the secret, confidential property of Company.  This Confidential Information includes, but is not limited to:

(1)           lists or other identification of customers or prospective customers of Company;

(2)           lists or other identification of sources or prospective sources of Company’s products or components thereof, its landlords and prospective landlords and its current and prospective alliance, marketing and media partners (and key individuals employed or engaged by such parties);

(3)           all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, studies, surveys, scripts, screenplays, artwork, sketches, notes or other writings, plans, leases, records and reports;

(4)           financial, sales and marketing data relating to Company or to the industry or other areas pertaining to Company’s activities and contemplated activities (including, without limitation, leasing, manufacturing, transportation, distribution and sales costs and non-public pricing information);

(5)           equipment, materials, designs, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of Company’s products, stores and services;

(6)           Company’s relations with its past, current and prospective customers, suppliers, landlords, alliance, marketing and media partners and the nature and type of products or services rendered to, received from or developed with such parties or prospective parties;

(7)           Company’s relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

(8)           any other information designated by Company to be confidential, secret and/or proprietary (including without limitation, information provided by customers, suppliers and alliance partners of Company).

Notwithstanding the foregoing, the term Confidential Information shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by Employee in violation of this Agreement.

(c)           During the Employment Period, Employee will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any papers, records, reports, studies, computer printouts, equipment, tools or other property owned by Company except as expressly permitted by Company in writing or required for the proper performance of his duties on behalf of Company.

6.            Post-Termination Restrictions.  Employee recognizes that (i) Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its customers, suppliers, landlords and alliance, marketing and media partners and in developing its Confidential Information; (ii) long-term customer, landlord, supplier and partner relationships often can be difficult to develop and require a significant investment of time, effort and expense; (iii) Company has paid its employees to, among other things, develop and preserve business information, customer, landlord, vendor and partner goodwill, customer, landlord, vendor and partner loyalty and customer, landlord, vendor and partner contacts for and on behalf of Company; and (iv) Company is hereby agreeing to employ and pay Employee based upon Employee’s assurances and promises not to divert goodwill of customers, landlords, suppliers or partners of Company, either individually or on a combined basis, or to put himself in a position following Employee’s employment with Company in which the confidentiality of Company’s Confidential Information might somehow be compromised.  Accordingly, Employee agrees that during the Employment Period and for the period of time set forth below following termination of employment, provided termination is in accordance with the terms of paragraph 4.1(b), (c), or (d), or due to expiration of the Agreement due to non-renewal by either party, Employee will not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise):

(a)           for one (1) year, engage in, assist or have an interest in, or enter the employment of or act as an agent, advisor or consultant for, any person or entity which is engaged in, or will be engaged in, the development, manufacture, supplying or sale of a product, process, service or development which is competitive with a product, process, service or development on which Employee worked or with respect to which Employee has or had access to Confidential Information while at Company (“Restricted Activity”), and which is located within the United States or within any country where the Company has established a retail presence either directly or through a franchise arrangement; or

(b)           for one (1) year, induce or attempt to induce any employee, consultant, partner or advisor of Company to accept employment or an affiliation with any entity engaged in a Restricted Activity;

provided, however, that following termination of his employment, Employee shall be entitled to be an employee of an entity that engages in Restricted Activity so long as: (i) the sale of stuffed plush toys is not a material business of the entity; (ii) Employee has no direct or personal involvement in the sale of stuffed plush toys ; and (iii) neither Employee, his relatives, nor any other entities with which he is affiliated own more than 1% of the entity.  As used in this paragraph 6, “material business” shall mean that either (A) greater than 10% of annual revenues received by such entity were derived from the sale of stuffed plush toys and related products, or (B) the annual revenues received or projected to be received by such entity from the sale of stuffed plush toys and related products exceeded $10 million, or (C) or the entity otherwise annually derives or is projected to derive annual revenues in excess of $5 million from a retail concept that is similar in any material regard to Company.

7.           Acknowledgment Regarding Restrictions.  Employee recognizes and agrees that the restraints contained in Section 6 (both separately and in total), including the geographic scope thereof in light of the Company’s marketing efforts, are reasonable and enforceable in view of Company’s legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Section 6.

8.           Inventions.

Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like  (collectively, “Inventions”), which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the time that Employee is employed by Company, whether or not during working hours, that relate to (i) current and anticipated businesses and/or activities of Company, (ii) the current and anticipated research or development of Company, or (iii) any work performed by Employee for Company, shall be the sole and exclusive property of Company, and Company shall own any and all right, title and interest to such Inventions.  Employee assigns, and agrees to assign to Company whenever so requested by Company, any and all right, title and interest in and to any such Invention, at Company’s expense, and Employee agrees to execute any and all applications, assignments or other instruments which Company deems desirable or necessary to protect such interests, at Company’s expense.

(b)  Employee acknowledges that as part of his work for the Company he may be asked to create, or contribute to the creation of, computer programs, documentation and other copyrightable works.  Employee hereby agrees that any and all computer programs, documentation and other copyrightable materials that he has prepared or worked on for the Company, or is asked to prepare or work on by the Company, shall be treated as and shall be a “work made for hire,” for the exclusive ownership and benefit of Company according to the copyright laws of the United States, including, but not limited to, Sections 101 and 201 of Title 17 of the U.S. Code (“U.S.C.”) as well as according to similar foreign laws.  Company shall have the exclusive right to register the copyrights in all such works in its name as the owner and author of such works and shall have the exclusive rights conveyed under 17 U.S.C. §§ 106 and 106A including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated.  Without in any way limiting the foregoing, to the extent the works are not treated as works made for hire under any applicable law, Employee hereby irrevocably assigns, transfers, and conveys to Company and its successors and assigns any and all worldwide right, title, and interest that Employee may now or in the future have in or to the works, including, but not limited to, all ownership, U.S. and foreign copyrights, all treaty, convention, statutory, and common law rights under the law of any U.S. or foreign jurisdiction, the right to sue for past, present, and future infringement, and moral, attribution, and integrity rights.  Employee hereby expressly and forever irrevocably waives any and all rights that he may have arising under 17 U.S.C. §§ 106A, rights that may arise under any federal, state, or foreign law that conveys rights that are similar in nature to those conveyed under 17 U.S.C. §§ 106A, and any other type of moral right or droit moral.

9.             Company Property.  Employee acknowledges that any and all notes, records, sketches, computer diskettes, training materials and other documents relating to Company obtained by or provided to Employee, or otherwise made, produced or compiled during the Employment Period, regardless of the type of medium in which they are preserved, are the sole and exclusive property of Company and shall be surrendered to Company upon Employee’s termination of employment and on demand at any time by Company.

10.           Nondisparagement.  Employee agrees that he will not in any way disparage Company or its affiliated entities, officers, or directors.  Further, Employee agrees that he will neither make nor solicit any comments, statements, or the like to the media or to third parties that may be considered to be derogatory or detrimental to the good name or business reputation of Company or any of its affiliated entities, officers or directors.

11.           Non-Waiver of Rights. Either party's failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the non-breaching party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

12.           Company’s Right to Injunctive Relief.  In the event of a breach or threatened breach of any of Employee’s duties and obligations under the terms and provisions of Sections 5, 6, or 8 hereof, Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach.  Employee hereby expressly acknowledges that the harm which might result to Company’s business as a result of any noncompliance by Employee with any of the provisions of Sections 5, 6 or 8 would be largely irreparable.  Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Sections 5, 6 or 8 hereof, Employee will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction.

13.           Judicial Enforcement.  If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction.  To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.  The parties expressly acknowledge and agree that this Section is reasonable in view of the parties’ respective interests.

14.           Employee Representations.  Employee represents that the execution and delivery of the Agreement and Employee’s employment with Company do not violate any previous employment agreement or other contractual obligation of Employee.  Employee further represents and agrees that he will not, during his employment with Company, improperly use or disclose any proprietary information or trade secrets of former employers and will not bring on to the premises of the Company any unpublished documents or any property belonging to his former employers unless consented to in writing by such employers.

15.           Amendments.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.  This Agreement supersedes all prior agreements and understandings between Employee and Company to the extent that any such agreements or understandings conflict with the terms of this Agreement.

16.           Assignments.  This Agreement shall be freely assignable by Company to and shall inure to the benefit of, and be binding upon, Company, its affiliates, successors and assigns and/or any other entity which shall succeed to the business presently being conducted by Company.  Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Employee.

17.           Choice of Forum and Governing Law.  In light of Company’s substantial contacts with the State of Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company’s execution of, and the making of, this Agreement in Missouri, the parties agree that:  (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted in the state or federal courts in St. Louis City or County, Missouri; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

18.           Notices.  Except as otherwise provided for herein, any notices to be given by either party to the other shall be affected by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.  Mailed notices shall be addressed as follows:

a.             If to Company:

Maxine Clark
Chief Executive Bear
1954 Innerbelt Business Center
St. Louis, MO 63114

With copy to:
Eric Fencl
Chief Bearrister—General Counsel
1954 Innerbelt Business Center
St. Louis, MO 63114

b.             If to Employee:

Kenneth Wine
2633 Nebraska Avenue
St. Louis, MO 63118

19.           Arbitration.        Any controversy or claim arising out of, or relating to this Agreement, the breach thereof, or Employee’s employment by Company, shall, at Company’s sole option, be settled by binding arbitration in the County of St. Louis in accordance with the rules then in force of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.  The controversies or claims subject to arbitration at Company’s option under this Agreement include, without limitation, those arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Missouri Human Rights Act, local laws governing employment, and the statutory and/or common law of contract and tort.  In the event Employee commences any action in court which Company has the right to submit to binding arbitration, Company shall have sixty (60) days from the date of service of a summons and complaint upon Company to direct in writing that all or any part of the dispute be arbitrated. Any remedy available in any court action shall also be available in arbitration.

20.           Headings.  Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

PLEASE NOTE:  BY SIGNING THIS AGREEMENT, EMPLOYEE IS HEREBY CERTIFYING THAT EMPLOYEE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EMPLOYEE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBIRTARTION PROVISION WHICH MAY BE ENFORCED BY COMPANY.

/s/ Kenneth Wine
Kenneth Wine

BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ Maxine Clark
Name: Maxine Clark
Title: Chief Executive Bear